PROSPECTUS
                    L-3 Communications Holdings, Inc.

                      150,955 Shares of Common Stock

                            -----------------

         All of the Common Stock offered hereby may be sold from time to time by and for the account of the selling stockholders named in this prospectus.
         The methods of sale of the Common Stock offered hereby are
described under the heading "Plan of Distribution."  We   will receive
none of the proceeds from such sales. We will pay all expenses, except for the underwriting and brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus.
         The selling stockholders and any broker-dealers that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.
         The Common Stock of the Company is listed on the New York Stock Exchange (Symbol: LLL). On July 6, 1999, the closing price of the shares was $48 7/16 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense
                            -----------------
The date of this Prospectus is July 30, 1999.

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                          AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the SEC at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our Common Stock is listed. In addition, the SEC maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

         As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the registration statement on Form S-3, as amended, of which this Prospectus is a part. For further information with respect to the Company and the Common Stock, reference is made to the registration statement and the exhibits thereto.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference in this prospectus the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934:

         -       Annual report on Form 10-K for the fiscal year ended
                 December 31, 1998;

         - Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1999;

         - Current reports on Form 8-K filed March 3, 1999 and May 3, 1999, and current report on Form 8-K/A filed May 12,1999; and

         - Registration Statement on Form 8-A filed on May 18, 1998 with respect to the registration of the Common Stock.

         Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the



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Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         We will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to L-3 Communications Holdings, Inc., Attn: Secretary, 600 Third Avenue, New York, New York 10016, telephone (212) 697-1111.



































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                               THE COMPANY


         L-3 Communications is a leading merchant supplier of sophisticated secure communication systems and specialized communications
products.   We produce secure, high data rate communications systems,
microwave components, avionics and ocean systems and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and specialized products are used to connect a variety of airborne, space, ground- and sea-based communications systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Our customers include the U.S. Department of Defense, certain U.S. government intelligence agencies, major aerospace and defense contractors, foreign governments and commercial customers.

         Our principal executive offices are located at 600 Third Avenue, New York, New York 10016, and the Company's telephone number is (212) 697-1111.

                             USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders.

                           SELLING STOCKHOLDERS

         The selling stockholders listed below received shares as additional consideration in connection with the Company's acquisition of ILEX Systems, Inc. ("ILEX") representing consideration which was contingent upon the performance of ILEX for the year ended December 31, 1998. The selling shareholders may receive additional consideration in cash or Common Stock, which is contingent on the performance of ILEX for each of the years ending December 31, 1999 and December 31, 2000. The maximum additional Common Stock which may be payable to the selling stockholders for that additional contingent consideration is 360,000 shares.

         The following table states the number of shares of our outstanding Common Stock that the selling stockholders own resulting from payments made in our common stock in connection with our acquisition of ILEX, the number of such shares that may be sold for the account of the selling stockholders, and the number of shares that will be owned by the selling stockholders assuming the sale of all the shares offered hereby.





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                                                              Number of
                          Number of         Number of          Shares
                          Shares of         Shares of      of Common Stock
                        Common Stock     Common Stock to     Owned After
 Selling Stockholder      Owned(2)           be Sold            Sale
 -------------------    ------------     ---------------   ---------------

Joseph Lopez                 63,806             61,206            2,600
Don Potter                   22,439             21,739              700
Erwin Frech                  17,051             16,351              700
Roger DiFate                  6,873              6,173              700
Jerry Doerr                   6,147              5,847              300
Ralph Vitagliano              7,243              5,223            2,020
John Munch                    5,683              5,683                0
Richard Godfrey               3,517              2,817              700
Rudy Wagner                   2,596              2,596                0
Donald Harbaugh               2,949              2,249              700
Robert Robinson               2,727              1,851              876
Jack Harris                   2,106              2,106                0
John Medea                    3,782              1,082            2,700
Scott Feldmann                2,985              1,405            1,580
Paul or Daisey Persons        1,349              1,349                0
Howard Pines                  1,126              1,126                0
Richrad Karasik               1,068              1,068                0
Stephanie Lopez               1,046              1,046                0
Gregory Lopez                 1,046              1,046                0
Jeffrey Lopez                 1,046              1,046                0
June Curtis                     899                899                0
Robert Sass                     891                891                0
Peter Glick                     861                861                0
Richard Roth                    738                738                0
Scott Sargis                  1,226                506              720
Abbas Eliassieh               1,211                511              700
Thomas Deet                   1,579                339            1,240
Rivas Family Trust(1)           675                675                0
Robert Marchand               1,523                283            1,240
Joseph Leadley                1,187                247              940
Debra Iaconi                    770                394              376
Robert Banks                    670                394              276
Robert Potter                   427                427                0
Sydney Potter                   427                427                0
Jeffrey Ransdell                829                129              700
Edward Kimball                  412                113              300
Richard Peduto                  212                112              100
                            -------            -------           ------
Total Common Stock          171,123            150,955           20,168
                            =======            =======           ======

(1)      R.F. Rivas and M.A. Rivas trustees FBO Rivas Family Trust

(2) Includes shares and Common Stock known by the Company to be owned by the selling stockholder as of June 30, 1999 and shares the Selling Stockholders will be entitled to purchase with 60 days after the date hereof pursuant to outstanding option quotes.


                           PLAN OF DISTRIBUTION

         We have been advised that the distribution of the Common Stock by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions)
(i) on the New York Stock Exchange or such other national security exchanges on which our Common Stock are listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges, (ii) in the over-the-counter market, or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling the Common Stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the Common Stock for whom they may act as agent (which discounts or commissions from the selling stockholders or such purchasers will not exceed those customary in the type of transactions involved).

         Any broker-dealers that participate with the selling stockholders in the distribution of the Common Stock, may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the Common Stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

         Upon being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the Common Stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

                 -        The names of such broker-dealers;

                 -        The number of shares involved;

                 -        The price at which such shares are being sold;

                 -        The commission paid or the discounts or
                          concessions allowed to such broker-dealer;

                 - Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

                 -        Other facts material to the transaction.


                              LEGAL MATTERS

         Certain legal matters in connection with the Common Stock covered by this prospectus are being passed upon by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.


                                 EXPERTS

         The (i) consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998 and the nine months ended December 31, 1997, (ii) the combined statements of operations, changes in invested equity and cash flows of the Predecessor Company for the three months ended March 31, 1997 and (iii) the combined statements operations, changes in invested equity and cash flows of the Predecessor Company for the year ended December 31, 1996 have been incorporated by reference in this registration statement on Form S-3 (of which this prospectus is a part) from the Company's annual report on Form 10-K for the year ended, December 31, 1998, in reliance of the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing. The report on the combined financial statements of the Predecessor Company for the year ended December 31, 1996 indicates that PricewaterhouseCoopers LLP's opinion, insofar as it relates to the financial statements of the Lockheed Martin Communications Systems Division included in such combined financial statements, is based solely on the report of other auditors.

         The consolidated financial statements of Aydin Corporation as of December 31, 1998 and the year then ended have been incorporated by reference in this prospectus and the registration statement in reliance on the report of Grant Thorton LLP, independent certified public accountants upon the authority of such firm as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the combined statements of operations, changes in invested equity and shareholders' equity, and cash flows of Lockheed Martin Communications Systems Division for the year ended December 31, 1996 (not separately presented herein), as set forth in their report. We have incorporated by reference the annual report of Form 10-K that include the combined financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.